Exhibit 99.1

 iPayment Reports Third-Quarter Results; Purchases Portfolio of 1,500 Merchants

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 11, 2003--iPayment, Inc. (Nasdaq:IPMT) today announced financial results for the third quarter and nine months ended September 30, 2003. For the third quarter, revenues increased 105% to $59,847,000 from $29,249,000 for the third quarter of 2002. Income from operations for the quarter increased to $6,709,000, or 11.2% of revenues, from $2,773,000, or 9.5% of revenues, for the third quarter of 2002. Net income allocable to common shareholders for the third quarter of 2003 increased to $5,086,000, or $0.29 per diluted share, from $820,000, or $0.12 per diluted share, for the third quarter last year. The income tax rate for the third quarter of 2003 was 20%, which currently represents the Company's best estimate for the full year.
    Commenting on the announcement, Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, said, "For our third quarter, we are proud to report sustained growth in revenues and operating income both on a comparable-quarter and sequential-quarter basis. Our focus on the ISO market continues to power growth, with charge volume increasing to $1.729 billion in the third quarter from $736 million in the third quarter of 2002. We have strengthened our sales channel by recruiting more highly trained ISO's, while improving the quality of our merchant portfolio. We have made further strides operationally by increasing efficiency at our centers in Los Angeles and Chicago. Our headcount has declined to 264 from 268 at December 31, 2002, while revenues have grown substantially.
    "At the end of October, we purchased a merchant portfolio of approximately 1,500 retail merchants with annualized charge volume of over $300 million. We remain confident in our ability to execute our growth strategy from both our ISO channel and acquisitions as we approach 2004."

    Outlook

    The following statements summarize the Company's guidance for long-term growth in revenues and expansion in its operating margin, as well as specific guidance for fiscal 2003 and 2004.
    The Company's long-term goal for annual growth in revenues remains 20%, with 10% to 15% growth excluding acquisitions. The Company reiterates its target annual range for its operating margin of 10% to 15% of revenues, with gradual improvement each year. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than the Company's margins.
    For fiscal 2003, the Company is currently comfortable with a range for annual revenues of $220 million to $225 million, and an operating margin of approximately 11.5% to 12.0%.
    For the fourth quarter of 2003, the Company currently expects net interest expense of approximately $200,000, an income tax rate of approximately 20%, and approximately 18.0 million diluted weighted average shares outstanding, including 663,000 share equivalents from outstanding convertible promissory notes.
    For fiscal 2004, the Company is currently comfortable with a range for annual revenues of $255 million to $265 million and a range for diluted earnings per share of $1.06 to $1.12, factoring in a 35% income tax rate and the portfolio acquisition.

    The Company will host a conference call to discuss this release tomorrow at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for 30 days. A telephone replay of the call will also be available through November 19, 2003, at 719-457-0820 (Confirmation Number 277285).

    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the registration statement on Form S-1 for the Company's initial public offering. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 70,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


                            iPayment, Inc.
                    Unaudited Financial Highlights
                (In thousands, except per share data)

Consolidated Statements          Three months ended Nine months ended
  of Income                          September 30,     September 30,
                                 ------------------ ------------------
                                   2003     2002      2003     2002
                                 --------- -------- --------- --------
Revenues                          $59,847  $29,249  $160,830  $67,268

Interchange                        30,302   13,329    82,648   27,672
Other costs of services            20,765   11,229    55,571   30,821
Selling, general and
 administrative                     2,071    1,918     5,809    4,488
                                 --------- -------- --------- --------
  Total operating expenses         53,138   26,476   144,028   62,981
                                 --------- -------- --------- --------
Income from operations              6,709    2,773    16,802    4,287
Other expense (income)
  Interest expense                    186    1,416     9,741    3,915
  Other                               165      (12)      266        -
                                 --------- -------- --------- --------
Income before income taxes          6,358    1,369     6,795      372
Income tax provision                1,272      156     1,403      466
                                 --------- -------- --------- --------
Net income (loss)                   5,086    1,213     5,392      (94)
Accretion of mandatorily
 redeemable convertible
 preferred stock                        -     (393)     (652)  (1,096)
                                 --------- -------- --------- --------
Net income (loss) allocable to
  common shareholders              $5,086     $820    $4,740  $(1,190)
                                 ========= ======== ========= ========

Earnings (loss) per share
  Basic                             $0.31    $0.15     $0.39   $(0.25)
  Diluted                           $0.29    $0.12     $0.35   $(0.25)
Weighted average shares outstanding
  Basic                            16,323    5,311    12,045    4,760
  Diluted                          17,809    6,848    13,437    4,760


Percentages of Revenues
Interchange                          50.6%    45.6%     51.4%    41.1%
Other costs of services              34.7%    38.4%     34.6%    45.8%
Selling, general, and administrative  3.5%     6.6%      3.6%     6.7%
Income from operations               11.2%     9.5%     10.4%     6.4%


                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (In thousands)

                                            September 30, December 31,
Assets                                          2003         2002
                                            ------------- ------------
                                             (Unaudited)

Cash and cash equivalents                        $11,691       $1,831
Accounts receivable, net                          10,400        6,687
Prepaid expenses and other                         2,028        1,287
                                            ------------- ------------
Total current assets                              24,119        9,805

Restricted cash                                    9,579        3,070
Property and equipment, net                        1,654        1,610
Intangible assets, net                            32,313       31,758
Goodwill, net                                     74,069       60,790
Other assets                                       6,918        9,948
                                            ------------- ------------
Total assets                                    $148,652     $116,981
                                            ============= ============

Liabilities and stockholders' equity

Reserve for merchant losses                       $3,144       $4,411
Accounts payable and accrued expenses             10,810       12,192
Current portion of long-term debt                  5,044        7,383
                                            ------------- ------------
Total current liabilities                         18,998       23,986

Long-term debt                                    15,538       70,688
Other liabilities                                    666        2,118
                                            ------------- ------------
Total liabilities                                 35,202       96,792
                                            ------------- ------------

Mandatorily redeemable convertible
 preferred stock                                       -        6,670

Common stock                                     124,902       29,736
Accumulated deficit                              (11,452)     (16,217)
                                            ------------- ------------
Total stockholders' equity                       113,450       13,519
                                            ------------- ------------
Total liabilities and stockholders' equity      $148,652     $116,981
                                            ============= ============


                            iPayment, Inc.
                 Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)
                                                     Nine Months Ended
                                                       September 30,
                                                      2003      2002
                                                    ---------- -------
Cash flows from operating activities:
 Net income (loss)                                     $5,392    $(94)
 Depreciation and amortization                          5,891   3,833
 Noncash interest expense                               6,372     852
 Changes in assets and liabilities:
  Accounts receivable                                  (3,287) (2,519)
  Prepaid expenses and other current assets              (731)   (444)
  Other assets                                          2,601  (3,141)
  Reserve for merchant losses, accounts payable
   and accrued liabilities                             (3,167)  1,665
  Other liabilities                                        34     179
                                                    ---------- -------
 Net cash provided by operating activities             13,105     331
                                                    ---------- -------

Cash flows from investing activities:
 Changes in restricted cash                            (6,288) (2,751)
 Expenditures for property and equipment                 (473)   (188)
 Acquisitions of businesses, portfolios and other     (14,415) (5,270)
 Deferred payment for acquisition of business          (2,099)      -
                                                    ---------- -------
 Net cash used by investing activities                (23,275) (8,209)
                                                    ---------- -------

Cash flows from financing activities:
 Proceeds from issuance of long-term debt                   -  14,203
 Repayments of debt                                   (54,759) (5,228)
 Net borrowings on line of credit                      (1,050)      -
 Proceeds from issuance of common stock                75,839       -
                                                    ---------- -------
 Net cash provided by financing activities             20,030   8,975
                                                    ---------- -------

Net increase in cash                                    9,860   1,097
Cash at beginning of period                             1,831     290
                                                    ---------- -------

Cash at end of period                                 $11,691  $1,387
                                                    ========== =======



    CONTACT: iPayment, Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115